                        SECURITIES AND EXCHANGE COMMISSION


                                 Washington D.C. 20549


                                       FORM 8-K


                                     CURRENT REPORT


                              Pursuant to Section 13 or 15(d)
                           of the Securites Exchange Act of 1934


                        Date of Report (Date of earliest event reported):
                                      March 25, 1999


                                    ELTRAX SYSTEMS, INC.
                     (Exact name of registrant as specified in its charter)


      Minnesota                         0-22190                  41-1484525
(State of incorporation)       (Commission File No.)        (I.R.S Employer
                                                                I.D. No.)


                     2000 Town Center, Suite 690, Southfield, MI 48075
                          (Address of principal executive offices)

                                     (248)358-1699
                     (Registrant's telephone number, including area code)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.


MERGER WITH SULCUS HOSPITALITY TECHNOLOGIES CORP.

      On March 25, 1999, pursuant to Merger Agreement dated as of November 11, 1998 (the "Merger Agreement") by and among Eltrax Systems, Inc., a Minnesota corporation (the "Company"), Sulcus Acquiring Corporation, a Pennsylvania corporation ("Acquiring Sub"), and Sulcus Hospitality Technologies Corp., a Pennsylvania corporation ("Sulcus"), Acquiring Sub merged with and into Sulcus. As a result of the merger, the separate existence of Acquiring Sub ceased and Sulcus continues as the surviving corporation and a wholly owned subsidiary of the Company. Sulcus is a provider of proprietary software, point-of-sale systems, energy management products, and technology services primarily to the hospitality and restaurant industries. The description of the merger and stock acquisitions included herein does not purport to be complete and is qualified in its entirely by reference to the Merger Agreement which is filed as Exhibit 2.1 hereto.

      Pursuant to the terms of the Merger Agreement, upon the closing of the merger on March 25, 1999, .55 shares of common stock, $.01 par value per share, of the Company (the "Common Stock") were exchanged for each Sulcus share held. Approximately 9,298,000 shares of the Company's Common Stock were issued in the exchange and the Company paid for fractional shares in cash. The 9,298,000 shares of Common Stock issued in connection with the merger represents approximately 42% of the issued and outstanding shares of Common Stock after the closing.

      For accounting purposes, it is intended that the merger will be treated as a pooling-of-interests transaction under APB Opinion No. 16.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS.

      (a)    FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

The index to the financial information for Sulcus is included on page F-1 of this report.

      (b)    PRO FORMA FINANCIAL INFORMATION.

The index to the pro forma financial information is included on page F-1 of this report.

      (c)    EXHIBITS.

The exhibits required by Item 7(c) and Item 601 of Regulation S-K are listed in the Exhibit Index.

                                  SIGNATURES
                                  ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    ELTRAX SYSTEMS, INC.,
                                                    a Minnesota corporation


                                                    By: /s/ Nicholas J. Pyett
                                                       ---------------------

                                                       Nicholas J. Pyett,
                                                       Chief Financial Officer


Date: March 30, 1999

                                 EXHIBIT INDEX

Exhibit                                          Method of
Number        Description                         Filing
-------       -----------                        ---------

2.1      Merger Agreement, dated as of           Incorporated by reference to
         November 11, 1998, among Eltrax         Exhibit 2.1 to the Company's
         Systems, Inc., Sulcus Acquiring         Registration Statement on Form
         Corporation, and Sulcus                 S-4 (File No. 333-68699).
         Hospitality Technologies Corp.

23.1     Consent of Crowe Chizek LLP             Filed herewith electronically.

                     SULCUS HOSPITALITY TECHNOLOGIES CORP.
                       CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


                                                          PAGE
                                                          ----

REPORT OF INDEPENDENT AUDITORS .......................     F-2

Consolidated Balance Sheets ..........................     F-3

Consolidated Statements of Operations ................     F-4

Consolidated Statements of Stockholders's Equity .....     F-5

Consolidated Statements of Cash Flows ................     F-6

Notes to Consolidated Financial Statements ...........     F-7




          ELTRAX SYSTEMS, INC., SULCUS HOSPITALITY TECHNOLOGIES CORP.
                        PRO FORMA FINANCIAL INFORMATION


Narrative Overview ...................................................    F-17

Pro Forma Condensed Combined Balance Sheet as of December 31, 1998
   (Unaudited) .......................................................    F-18

Notes to Pro Forma Condensed Combined Balance Sheet as
   of December 31, 1998 .............................................     F-19

Pro Forma Condensed Combined Statement of Operations for the
   year ended December 31, 1998 (Unaudited) ..........................    F-20

Notes to Pro Forma Condensed Combined Statement of Operations for
   the year ended December 31, 1998 ..................................    F-21

Pro Forma Condensed Combined Statements of Operations for the year
   ended December 31, 1997 (Unaudited) ...............................    F-22

Notes to Pro Forma Condensed Combined Statements of Operations for
   the year ended December 31, 1997 ..................................    F-23

Pro Forma Condensed Combined Statement of Operations for the
    year ended December 31, 1996 (Unaudited) .........................    F-24

Notes to Pro Forma Condensed Combined Statements of Operations for
   the year ended December 31, 1996 ..................................    F-25



REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
     Sulcus Hospitality Technologies Corp.

We have audited the accompanying consolidated balance sheet of Sulcus Hospitality Technologies Corp. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sulcus Hospitality Technologies, Corp. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                               /s/ CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
March 26, 1999

                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
                           CONSOLIDATED BALANCE SHEETS


                                                                                                            DECEMBER 31
IN THOUSANDS, EXCEPT SHARE DATA                                                                          1998           1997
------------------------------------------------------------------------------------------------------------------------------
                                                 ASSETS
       Current Assets
       Cash and cash equivalents                                                                       $7,197         $8,894
       Short-term investments                                                                               -            259
       Accounts receivable, net of allowance of $2,221 and $1,785                                      14,163         11,256
       Inventories                                                                                      3,296          3,261
       Deferred taxes                                                                                       -            389
       Other current assets                                                                             2,035          1,718
                                                                                                   ---------------------------
            Total current assets                                                                       26,691         25,777

       Purchased and capitalized software, net of accumulated
            amortization of $12,275 and $11,396                                                         4,050          4,961
       Property and equipment, net of accumulated amortization
            of $5,971 and $4,841                                                                        2,066          2,142
       Goodwill, net of accumulated amortization of $4,201 and $4,240                                   5,292          6,428
       Deferred taxes                                                                                       -          1,711
       Other noncurrent assets                                                                          1,154          1,187
                                                                                                   ---------------------------
                 Total Assets                                                                         $39,253        $42,206
                                                                                                   ---------------------------
                                                                                                   ---------------------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities
       Short-term borrowings                                                                           $1,974         $1,300
       Current portion of long-term debt                                                                1,113            705
       Current portion of capitalized leases                                                               32            160
       Accounts payable                                                                                 3,056          2,645
       Deferred revenue                                                                                 7,043          6,542
       Customer deposits                                                                                1,128          1,666
       Other accrued liabilities                                                                        3,209          2,252
                                                                                                   ---------------------------
            Total current liabilities                                                                  17,555         15,270

       Long-term debt                                                                                     676          1,408
       Capitalized leases                                                                                  41             40

       Stockholders' Equity
       Preferred stock - Series B Junior Participating, no par
            value; 300,000 shares authorized, none issued                                                   -              -
       Common stock, no par value; 30,000,000 shares authorized and
            17,126,359 and 17,057,063 shares issued                                                    41,462         41,338
       Accumulated deficit                                                                            (19,553)       (15,363)
       Treasury stock, at cost, 262,315 shares                                                           (387)             -
       Accumulated other comprehensive income (loss)                                                     (541)          (487)
                                                                                                   ---------------------------
                                                                                                       20,981         25,488
                                                                                                   ---------------------------
            Total Liabilities and Stockholders' Equity                                                $39,253        $42,206
                                                                                                   ---------------------------
                                                                                                   ---------------------------

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                   YEAR ENDED DECEMBER 31
IN THOUSANDS, EXCEPT PER SHARE                                                                1998          1997          1996
---------------------------------------------------------------------------------------------------------------------------------
Net revenue
   Systems                                                                                 $38,106       $33,297       $31,722
   Support                                                                                  22,287        20,525        19,083
                                                                                       ------------------------------------------
     Total revenue                                                                          60,393        53,822        50,805

Cost of goods sold and services provided
   Systems                                                                                  23,118        21,100        19,598
   Support                                                                                   4,351         3,740         3,756
                                                                                       ------------------------------------------
     Total cost of goods sold and services provided                                         27,469        24,840        23,354
                                                                                       ------------------------------------------

         Gross profit                                                                       32,924        28,982        27,451

Operating expenses
   Selling, general and administrative                                                      29,227        28,440        23,847
   Research and development                                                                  3,723         3,069         2,499
   Capitalized software development                                                         (1,737)       (1,568)       (1,101)
                                                                                       ------------------------------------------
      Net research and development                                                           1,986         1,501         1,398
   Depreciation and amortization                                                             1,842         1,701         1,589
   Impaired asset charges                                                                    2,270             -             -
   Provision for litigation settlement                                                           -           250             -
                                                                                       -----------------------------------------
     Total operating expenses                                                               35,325        31,892        26,834

         Income (loss) from operations                                                      (2,401)       (2,910)          617

Other (income) expense
   Interest expense                                                                            205           368           571
   Dividend and interest income                                                               (508)       (1,006)       (1,340)
   Realized gains on sales of securities                                                        (9)          (74)           (9)
   Gain on disposal of product line                                                              -          (188)            -
                                                                                       ------------------------------------------
     Total other (income) expense                                                             (312)         (900)         (778)

Income (loss) before income taxes                                                           (2,089)       (2,010)        1,395
Income taxes                                                                                 2,101             -             -
                                                                                       ------------------------------------------
     Net income (loss)                                                                     $(4,190)      $(2,010)       $1,395
                                                                                       ------------------------------------------
                                                                                       ------------------------------------------

Earnings (Loss) Per Common Share
   Basic                                                                                     $(.25)        $(.12)         $.08
   Diluted                                                                                    (.25)         (.12)          .08
                                                                                       ------------------------------------------
                                                                                       ------------------------------------------

Weighted Average Shares Outstanding         Basic                                           17,073        16,842        16,720
                                            Diluted                                         17,073        16,842        16,833


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             NOTE       ACCUMULATED
                                                                                          RECEIVABLE       OTHER          TOTAL
                                      COMPREHENSIVE  COMMON       TREASURY   ACCUMULATED     FROM      COMPREHENSIVE   STOCKHOLDERS'
DOLLARS IN THOUSANDS                     INCOME       STOCK        STOCK      DEFICIT     STOCKHOLDER   INCOME (LOSS)     EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996                               $38,016                   $(14,748)      $(500)          $126        $22,894
  Stock options exercised                                  138                                                                  138
  Issuance of stock, contingent
     earnouts on acquisitions of
     companies                                             169                                                                  169
  Cancellation of shares in repayment
     of shareholder loans                                 (550)                                   500                           (50)
  Issuance of stock to consultants                          26                                                                   26
  Issuance of stock as settlement of
     previously recorded liabilities                     2,981                                                                2,981
  Net income                               $1,395                                   1,395                                     1,395
  Change in unrealized gains
     (losses) on securities
     available for sale                      (187)                                                              (187)          (187)
  Translation adjustment                      (48)                                                               (48)           (48)
                                       --------------
                                           $1,160
                                       ---------------------------------------------------------------------------------------------
                                       --------------
BALANCE, DECEMBER 31, 1996                              40,780                    (13,353)          -           (109)        27,318
  Stock options exercised                                   32                                                                   32
  Issuance of stock, on acquisition
     of company                                            500                                                                  500
  Issuance of stock to consultants                          26                                                                   26
  Net loss                                $(2,010)                                 (2,010)                                   (2,010)
  Change in unrealized gains
     (losses) on securities
     available for sale                        10                                                                 10             10
  Translation adjustment                     (388)                                                              (388)          (388)
                                       --------------
                                          $(2,388)
                                       ---------------------------------------------------------------------------------------------
                                       --------------
BALANCE, DECEMBER 31, 1997                              41,338            -       (15,363)          -           (487)        25,488
  Stock options exercised                                   12                                                                   12
  Employee stock purchase plan                              86                                                                   86
  Treasury stock purchases                                             (387)                                                   (387)
  Issuance of stock to consultants                          26                                                                   26
  Net loss                                $(4,190)                                 (4,190)                                   (4,190)
  Change in unrealized gains
     (losses) on securities
     available for sale                        (9)                                                                (9)            (9)
  Translation adjustment                      (45)                                                               (45)           (45)
                                       --------------
                                          $(4,244)
                                       ---------------------------------------------------------------------------------------------
                                       --------------
BALANCE, DECEMBER 31, 1998                             $41,462        $(387)     $(19,553)         $-          $(541)       $20,981
                                                      ------------------------------------------------------------------------------
                                                      ------------------------------------------------------------------------------

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   YEAR ENDED DECEMBER 31
DOLLARS IN THOUSANDS                                                                           1998            1997          1996
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                          $(4,190)        $(2,010)       $1,395
Adjustments to reconcile to cash provided by operations
     Depreciation and amortization                                                           3,066           3,550         4,392
     Impaired asset charges                                                                  2,270               -             -
     Deferred tax provision                                                                  2,101               -             -
     Provision for doubtful accounts                                                         1,027             545           859
     Realized investment gains                                                                  (9)            (74)           (9)
     Gain on disposal of product line                                                            -            (188)            -
     Accrued severance obligations                                                               -           1,538             -
     Changes in operating assets and liabilities                                                                               -
         Restricted cash                                                                         -               -           550
         Accounts receivable                                                                (3,935)          1,423        (2,721)
         Inventories                                                                           (35)           (504)          (41)
         Accounts payable                                                                      410          (1,572)         (404)
         Deferred revenue                                                                      501             142           302
         Shareholder litigation liability                                                        -               -          (308)
         Customer deposits                                                                    (538)           (437)          791
         Other assets and liabilities                                                          677              17          (596)
                                                                                        ------------------------------------------
              Net cash provided by operating activities                                      1,345           2,430         4,210

INVESTING ACTIVITIES
     Capital expenditures                                                                   (1,475)           (966)         (886)
     Investments in sales-type leases                                                         (204)           (671)         (287)
     Payments received on sales-type leases                                                    226             162           135
     Proceeds from sales of securities available for sale                                      259          12,229           250
     Purchases of securities available for sale                                                  -             (11)         (414)
     Software development costs capitalized                                                 (1,737)         (1,568)       (1,101)
     Purchase of subsidiary, net of cash acquired                                                -            (467)            -
     Proceeds from disposal of subsidiary, net of costs                                          -             191             -
     Proceeds from the sale of building                                                          -             399             -
                                                                                        ------------------------------------------
         Net cash provided by (used in) investing activities                                (2,931)          9,298        (2,303)

FINANCING ACTIVITIES
     Short term borrowings (repayments)                                                        674          (4,527)         (556)
     Long-term debt repayments                                                                (324)           (314)          (47)
     Capital lease repayments                                                                 (127)           (140)          (93)
     Treasury stock purchase                                                                  (387)              -             -
     Proceeds from exercise of stock options and issuance of stock                              98              32           138
                                                                                        ------------------------------------------
         Net cash provided by (used in) financing activities                                   (66)         (4,949)         (558)

Effect of changes in currency exchange rate                                                    (45)           (388)          (48)
                                                                                        ------------------------------------------
     Increase (decrease) in cash                                                            (1,697)          6,391         1,301
         Cash, beginning of period                                                           8,894           2,503         1,202
                                                                                        ------------------------------------------
         Cash, end of period                                                                $7,197          $8,894        $2,503
                                                                                        ------------------------------------------
                                                                                        ------------------------------------------

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      SULCUS HOSPITALITY TECHNOLOGIES CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION

Sulcus Hospitality Technologies Corp. (the "Company") designs, develops and markets technology solutions that are used in the hospitality industry to improve the management of business critical information and data.

On November 12, 1998, the Company announced it had agreed to be acquired by Eltrax Systems, Inc. Eltrax is a nationwide managed network services and information technology company. Under terms of the agreement, Eltrax will acquire Sulcus by exchanging 0.55 shares of Eltrax common stock for each share of Sulcus stock. This merger was approved by Sulcus' shareholders at a special shareholders' meeting on March 25,1999.


2.       ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Sulcus Hospitality Technologies Corp. and its wholly owned subsidiaries ("Sulcus"). Certain prior period amounts have been reclassified, where necessary, to conform to the current period presentation.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including contingencies, as well as the reported amounts of revenues and expenses during the financial statement period. Actual results could differ from those estimates. Examples of significant estimates include the collectibility of receivables, the future benefit of capitalized computer software costs, lives assigned to goodwill, the net recoverability of deferred tax assets and contingencies relating to sales-type leases. These estimates are particularly susceptible to material changes in the near term.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Sulcus Hospitality Technologies Corp. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method.


CASH AND CASH EQUIVALENTS
The Company considers as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SHORT-TERM INVESTMENTS
Short-term investments are accounted for as "Available for Sale". Available for sale investments are carried at market value with unrealized gains and losses on investments treated as a component of Stockholders' Equity. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statement of operations.

INVENTORIES
Inventories consist substantially of software and hardware products in finished form and are valued at the lower of cost or market. Cost is determined by the specific identification method. Market is net realizable value.

PURCHASED AND CAPITALIZED SOFTWARE
Purchased software has been developed by third parties to the stage of technological feasibility at the date of acquisition. Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. Software development costs incurred after establishing technological feasibility are capitalized. Amortization of purchased and capitalized software is provided for when the product is available for general release to customers over the greater of the amount computed using the remaining estimated economic life of the product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product. The products are generally being amortized over 3 to 7 years. The Company evaluates the carrying value of capitalized software based on current operating results and forecasts of undiscounted cash flows of the underlying asset.

PROPERTY AND EQUIPMENT
Property and equipment is comprised of office furniture, fixtures, service equipment, leasehold improvements, and land and building and is recorded at cost. Depreciation, which includes amortization of assets under capital leases, is based upon the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred.

GOODWILL
Goodwill, which represents the excess of the cost of purchased companies over the fair value of their net assets at the date of acquisition, is being amortized on a straight-line basis over lives ranging from 10 to 20 years. The Company evaluates the carrying value of goodwill based on current operating results and forecasts of undiscounted cash flows of the specific businesses acquired.

TREASURY STOCK
Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

INCOME TAXES
Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of the difference is reported as deferred income taxes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. A valuation allowance is provided to reduce deferred tax assets to an amount more likely than not to be realized. Non-U.S. subsidiaries compute taxes in effect in the various countries. Earnings of these subsidiaries may also be subject to additional income and withholding taxes when they are distributed as dividends. Undistributed earnings of non-U.S. subsidiaries are not material.

REVENUE RECOGNITION
Sulcus adopted Statement of Position 97-2 "Software Revenue Recognition," effective for transactions entered into on or after January 1, 1998. This statement provides guidance on revenue recognition for licensing, selling, leasing and otherwise marketing computer software. The adoption of this statement did not significantly change any of the Company's revenue recognition policies nor did it materially affect the reported results of operations or financial position.

The Company recognizes revenue on sales of systems including software and hardware upon delivery or installation and when all obligations of the respective contract have been fulfilled. Support services revenues are billed in advance and recorded as deferred revenue and recognized as income ratably over the service period of the Software Support and Hardware Maintenance Agreement.

FOREIGN CURRENCY TRANSLATION
For non-U.S. subsidiaries which operate in a local currency environment, assets and liabilities are translated to U.S. dollars at the current exchange rates at the balance sheet date. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated in a separate component of stockholders' equity.


EARNINGS PER SHARE
Basic earnings per common share are computed by dividing net income applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding adjusted for the assumed conversion of all dilutive securities (employee stock options).

COMPREHENSIVE INCOME
The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income is defined as net income and all other nonowner changes in equity. The Company has elected to present comprehensive income on the statement of stockholders' equity. Accumulated Other Comprehensive Income consists principally of the foreign currency translation adjustment.


3.       CASH AND CASH EQUIVALENTS

Cash and cash equivalents were as follows:

IN THOUSANDS
DECEMBER 31                                 1998          1997
----------------------------------------------------------------
Cash                                      $1,293        $2,894
Commercial paper                           5,904         6,000
                                      --------------------------
    Total                                 $7,197        $8,894
----------------------------------------------------------------


4.       SHORT-TERM INVESTMENTS

Short-term investments are securities available for sale. At December 31, 1997, such investments consisted of preferred stocks at a cost of $250 thousand and unrealized gains of $9 thousand. There were no short-term investments at December 31, 1998. The following table sets forth information pertaining to sales of securities available for sale

IN THOUSANDS
YEAR ENDED DECEMBER 31             1998       1997       1996
----------------------------------------------------------------
Proceeds                            $259    $12,229       $250
Gross realized gains                   9        175          9
Gross realized losses                  -        101          -
----------------------------------------------------------------

5.       PURCHASED AND CAPITALIZED SOFTWARE.

Purchased and capitalized software consists of the following:

IN THOUSANDS
DECEMBER 31                                 1998          1997
----------------------------------------------------------------
Purchased software                        $8,666        $8,632
Capitalized software                       7,659         7,725
Accumulated amortization                 (12,275)      (11,396)
                                      --------------------------
   Net purchased and capitalized
     software                             $4,050        $4,961
----------------------------------------------------------------

During 1998, the Company wrote-off $1.9 million of previously capitalized software development costs. The charge was based on the Company's determination that there was no reasonable expectation of future revenue from its wINNfinity(TM) software product.


6.       PROPERTY, BUILDINGS AND EQUIPMENT

The following table sets forth property, buildings and equipment.

IN THOUSANDS
DECEMBER 31                                 1998          1997
----------------------------------------------------------------
Buildings and leasehold improvements        $403           $361
Furniture and equipment                    7,634          6,622
Accumulated depreciation                  (5,971)        (4,841)
                                      --------------------------
   Net property and equipment             $2,066         $2,142
----------------------------------------------------------------

The Company leases certain equipment under agreements, which are classified as capital leases. These equipment leases have purchase options at the end of the original lease term that ranges from 3 to 5 years. Leased capital assets are included in property, plant and equipment at December 31, 1998 and 1997 with a cost of $501 thousand and $557 thousand, respectively, and accumulated amortization of $437 thousand and $340 thousand, respectively.


7.       LEASES

AS LESSOR

The Company has a sales-type lease program with a finance company whereby it receives 100% of the discounted minimum lease payments at inception of the lease, assigns the lease payments to the finance company, grants the finance company a security interest in the leased equipment and accepts certain recourse liability in event of default by the lessee. The Company retains ownership in the residual value of the leased property and has recorded a reserve for the estimated liability under the recourse agreement. The following table sets forth net investment in these financed sales-type leases:

IN THOUSANDS
DECEMBER 31                                 1998          1997
----------------------------------------------------------------
Estimated residual value of leased
   property                               $1,820        $1,733
Unearned income                             (245)         (302)
                                      --------------------------
   Net investment in financed
     sales-type leases                    $1,575        $1,431
----------------------------------------------------------------

At December 31, 1998, the Company has accrued $652 thousand representing estimated amounts contingently payable related to sales-type leases financed under this agreement. Since the inception of the program in 1995, actual losses from recourse provisions have been $957 thousand. The amount of lease payments assigned and the contingent liability under the recourse agreements are approximately $7.2 million and $2.0 million, respectively, at December 31, 1998.

AS LESSEE
The Company has operating leases with third parties for office space and office equipment. Future minimum payments by year and in the aggregate under noncancelable capital leases and operating leases with initial or remaining terms of one year or more consist of the following:

                                        CAPITAL       OPERATING
IN THOUSANDS                             LEASES        LEASES
----------------------------------------------------------------
1999                                         $51        $1,337
2000                                          22           954
2001                                           6           594
2002                                           1           251
Thereafter                                     -           777
                                      --------------------------

   Total minimum lease payments               80        $3,913
                                                    ------------
                                                    ------------
   Amount representing interest                7
                                      -------------
   Present value of minimum
     lease payments                           73
   Current portion                            32
                                      -------------
     Long-term portion                       $41
----------------------------------------------------------------

Rent expense under these agreements and other operating leases was $1.7 million, $1.6 million, and $1.6 million, for the years ended December 31, 1998, 1997 and 1996, respectively. See "Related Party Transactions" for additional discussions of operating leases.

8.    SHORT-TERM BORROWINGS

At December 31, 1998, the Company has available a $3 million line of credit under a commercial revolving note, expiring in April 1999, bearing interest at the bank's prime rate of interest plus 1%. Borrowings under the note are secured by the Company's equipment, accounts receivable and inventories located in the United States.

In March 1999, the Company repaid all amounts outstanding under the line of credit.


9.    LONG TERM DEBT

The following table sets forth long-term debt:

IN THOUSANDS
DECEMBER 31                                1998         1997
---------------------------------------------------------------
Unsecured note payable to former
   chairman                                $615         $939
Note payable-Senercomm                    1,174        1,174
                                     --------------------------
                                          1,789        2,113
Current portion                           1,113          705
                                     --------------------------
Long-term debt                             $676       $1,408
---------------------------------------------------------------

Scheduled maturities of long-term debt at December 31, 1998 are $1,113 in 1999 and $676 in 2000.


10.   INCOME TAXES

The provision for income taxes is as follows:

IN THOUSANDS
YEAR ENDED DECEMBER 31            1998       1997      1996
---------------------------------------------------------------
Current taxes
   Domestic                           $-         $-        $-
   Foreign                             -          -         -
                                -------------------------------
     Total current                     -          -         -
Adjustment of valuation
   allowance                       2,101          -         -
                                -------------------------------
      Total provision for
        income taxes              $2,101         $-        $-
---------------------------------------------------------------



The reconciliation between the federal statutory income tax rate and the effective rate is as follows:

IN THOUSANDS
YEAR ENDED DECEMBER 31            1998       1997      1996
---------------------------------------------------------------
Federal statutory rate            (35)%      (35)%      35%
State income taxes, net of
   federal tax benefit             (6)        (6)        6
Benefits not recorded
   (benefits recognized) due
   to net carryforward
   position                        39         39       (43)
Other                               2          2         2
Valuation allowance               101          -         -
                                -------------------------------
   Effective tax rate             101%         0%        0%
---------------------------------------------------------------

Deferred tax assets and (liabilities) consisted of the following:


IN THOUSANDS
DECEMBER 31                                1998         1997
---------------------------------------------------------------
Current portion
   Allowance for doubtful
     accounts                              $540         $469
   Unrealized security losses                              4
   Inventory writedowns                     344          321
   Other nondeductible expenses           1,053        1,003
                                     --------------------------
                                          1,937        1,797
   Valuation allowance                   (1,937)      (1,408)
                                     --------------------------
                                              -          389
Noncurrent portion
   Property and equipment                   167           45
   Capitalized software costs            (1,521)      (1,893)
   Net operating loss carryforwards       9,405        9,721
   Tax credits                            1,232        1,232
                                     --------------------------
                                          9,283        9,105
   Valuation allowance                   (9,283)      (7,394)
                                     --------------------------
                                              -        1,711
                                     --------------------------
      Net deferred tax assets                $-       $2,100
---------------------------------------------------------------

The provision for income taxes in 1998 represents an increase in the valuation allowance to eliminate the net deferred tax assets. This was based upon management's uncertainty as to the realizability of deferred tax assets due to recent operating losses and the difficulty in predicting future taxable income. In 1997 and 1996 management believed that it was more likely than not that sufficient future taxable income would be generated to realize a portion of the deferred tax benefits.

The Company has approximately $26.7 million of net operating losses at December 31, 1998, a portion of which are subject to certain limitations under the Internal Revenue Code Section 382, and $1.2 million of tax credits ($1.1 million of research activities credits and $100 thousand of investment tax credits) available to offset future federal tax liabilities. The utilization of net operating losses is limited by certain rules which limit the utilization of losses incurred by group members prior to their acquisition by the Company based upon post-acquisition taxable income generated by specific members of the group and the passage of time.

The net operating loss carryforwards expire as follows:

IN THOUSANDS
--------------------------------------------------
   2001                                   $933
   2002                                  1,310
   2003                                  5,678
   2004                                  2,377
   2005                                  2,077
   2006                                    723
   2007                                  1,566
   2008                                  4,498
   2009                                  4,703
   2010                                    846
   2011                                    712
   2012                                  1,298
                                     -------------
     Total                             $26,721
--------------------------------------------------


11.   IMPAIRED ASSET CHARGES

During 1998, the Company recorded a $2,270 thousand charge for impaired assets consisting of the write-off of $1,928 thousand for previously capitalized software development costs and $342 thousand for certain goodwill.

12.   EARNINGS PER SHARE

The computation of earnings per share is as follows:

DOLLARS IN THOUSANDS,                YEAR ENDED DECEMBER 31
   EXCEPT PER SHARE                  1998       1997       1996
-----------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net income (loss) to common
  shareholders                    $(4,190)   $(2,010)    $1,395

Divided by
   Weighted average shares
     outstanding                   17,073     16,842     16,720

   Basic earnings per share         $(.25)     $.(12)      $.08
-----------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Net income (loss) to common
     shareholders                 $(4,190)   $(2,010)    $1,395

Divided by sum of
   Weighted average shares
     outstanding                   17,073     16,842     16,720
   Effect of dilutive stock
     options                            -          -        113
                                 --------------------------------
   Diluted shares outstanding      17,073     16,842     16,833

   Diluted earnings per share       $(.25)     $(.12)      $.08
-----------------------------------------------------------------

Options to purchase 2.6 million, 2.1 million and 1.8 million shares of common stock were outstanding at December 31, 1998, 1997, and 1996, respectively, but were not included in the computation of diluted earnings per share because the options were antidilutive.

The change in common shares during 1998 was as follows:


     Balance - January 1, 1998 .............................. 17,057,063

     Stock options exercised ...............................       6,785
     Stock issued under employee stock
        purchase plan .......................................     50,253
     Stock issued to consultants ............................     12,258
                                                              ----------
     Balance - December 31, 1998 ............................ 17,126,359
                                                              ----------
                                                              ----------
     Shares purchased for Treasury ..........................    262,315
                                                              ----------
                                                              ----------



13.   STOCK INCENTIVE PLANS

STOCK PURCHASE PLAN

Effective October 13, 1997, the Company adopted an Employee Stock Purchase Plan to provide substantially all employees who have been employed by the Company for one year an opportunity to purchase shares of its common stock through payroll deductions, up to 10% of compensation. Semi-annually on June 30 and December 31, participant account balances are used to purchase shares of stock at the lesser of 85% of the fair market value of shares at the beginning or end of the semi-annual period. The plan expires on October 12, 2007 and a total of 500 thousand shares can be issued under the plan.

Stock purchase plan activity in the period indicated was as follows:

YEAR ENDED DECEMBER 31                       1998      1997
---------------------------------------------------------------
Shares purchased                             50,253         -
Weighted-average share price                  $1.71         -
---------------------------------------------------------------

STOCK OPTION PLANS

The Company has stock option plans under which certain directors, officers, and employees are participants. In 1997, stockholders of the Company approved the addition of a long-term incentive plan, a nonemployee directors' stock option plan and an employee stock purchase plan.

At December 31, 1998, stock option plans consist of the 1983 Incentive Stock Option Plan for Officers and Other Key Employees (the "1983 Plan"), the 1991 Incentive Stock Option Plan for Officers and Other Key Employees (the "1991 Plan"), the 1991 Stock Option Plan for Directors (the "1991 Director Plan"), and the 1997 Non-Employee Directors' Stock Option Plan (the "1997 Directors' Plan"). Options can no longer be granted under the 1983 Plan. The 1991 Plan and the 1991 Directors Plan allow for 3 million and 500 thousand stock options available for grant under the plans, respectively, which extends through January 1, 2001. The 1997 Directors' Plan allows for 500 thousand stock options available for grant under the plan with extends through October 12, 2007. The price of options granted under 1991 Plan, the 1991 Directors' Plan and the 1997 Directors Plan may not be less than the fair market value of the Company's common stock on the date of grant. Options granted under the 1991 Plan and the 1991 Directors' Plan generally become available to be exercised upon a five-year vesting schedule. Options granted under the 1997 Directors' Plan generally become available to be exercised upon a three-year vesting schedule.

A summary of the Company's stock option activity and related information for the three years ended December 31, 1998 follows:


IN THOUSANDS
                                                   1998                             1997                            1996
                                      ----------------------------------------------------------------------------------------------
                                        OPTIONS           PRICE           OPTIONS          PRICE          OPTIONS          PRICE
------------------------------------------------------------------------------------------------------------------------------------
Beginning of year                            2,092    $1.000-$6.125           1,833   $1.000-$9.250           1,971    $1.000-$9.250
Granted                                        829    $1.188-$2.875           1,360   $1.625-$3.312             553    $1.937-$3.250
Exercised                                       (7)   $1.6875-$1.8125           (18)  $1.750-$3.250             (84)   $2.500-$3.312
Canceled                                      (333)   $1.6875-$6.125         (1,083)  $1.750-$9.250            (607)   $2.187-$8.625
                                      ----------------------------------------------------------------------------------------------
End of year                                  2,581    $1.000-$6.125           2,092   $1.000-$6.125           1,833    $1.000-$9.250
                                      ----------------------------------------------------------------------------------------------
                                      ----------------------------------------------------------------------------------------------

Exercisable at end of year                   1,193                              874                           1,064
------------------------------------------------------------------------------------------------------------------------------------


Exercise prices for options exercisable as of December 31, 1998 ranged from $1.000 to $6.125.

In connection with the implementation of SFAS No. 123, "Accounting for Stock-Based Compensation," Sulcus has elected to continue to account for stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25, which resulted in no compensation costs being recorded.

If compensation costs had been determined based on the fair value at the grant dates according to SFAS No. 123, Sulcus' results would have been as follows:

IN THOUSANDS
YEAR ENDED DECEMBER 31            1998       1997      1996
---------------------------------------------------------------
Net income (loss)
   As reported                  $(4,190)   $(2,010)    $1,395
   Pro forma                     (4,847)    (2,468)       991
Diluted earnings (loss)
   per share
   As reported                     (.25)      (.12)       .08
   Pro forma                       (.28)      (.15)       .06
---------------------------------------------------------------


For purposes of presenting pro forma results, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

IN THOUSANDS
YEAR ENDED DECEMBER 31            1998       1997      1996
---------------------------------------------------------------
Risk-free interest rate            5.3%     6.0%      6.0%
Dividend yield                      -        -         -
Stock price volatility             30-60%   30-60%    30-60%
Expected life (YEARS)               5        5         5
---------------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options, which are significantly different from employee stock options. Although this valuation model is an acceptable method for use in presenting pro forma information, because of the differences in traded options and employee stock options, the Black-Scholes model does not necessarily provide a single measure of the fair value of employee stock options.

The 1997 Long-Term Incentive Plan allows for the issuance of 500 thousand shares in the form of stock options, stock appreciation rights, restricted stock, stock bonus awards or performance plan awards under the plan that extends through October 12, 2007. At December 31, 1998, no awards were outstanding under this plan.

14.   RELATED PARTIES

The Company leases office space in Greensburg, Pennsylvania from a trust established by the Company's former Chairman. The leases commenced on various dates from March 1, 1983 and expire on various dates through September 30, 2001. Rent expense under these agreements was $180 thousand, $228 thousand, and $254 thousand for the years ended December 31, 1998, 1997, and 1996, respectively. As of December 31, 1998, the future annual rental commitments under these leases are $182 thousand in 1999, $187 thousand in 2000; and $88 thousand in 2001.


15.   COMMITMENTS AND CONTINGENCIES

An employment agreement was in place with the Company's Chief Executive Officer that contained certain change of control provisions. Upon the merger, the Chief Executive Officer will receive $722 thousand under the agreement.

In December 1997, the Company entered into a settlement agreement with the former vice-president of the Company's NRG Management Systems, Inc. subsidiary, whereby the Company agreed to pay $250 thousand in cash to settle various issues which arose in 1995 surrounding his employment contract and earnout provisions of his stock purchase agreement. This payment was made in January 1998.

Other suits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company believes that the ultimate outcome of these actions and those described above will not result in a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

16.   SUPPLEMENTAL CASH FLOW INFORMATION

IN THOUSANDS
YEAR ENDED DECEMBER 31            1998       1997      1996
---------------------------------------------------------------
CASH PAID FOR
   Interest                         $205       $369      $572
   Income taxes                       49         82        94
NON CASH ACTIVITIES
   Issuance of stock for
     purchase of subsidiary                     500
   Assumption of debt in
     connection with purchase
     of subsidiary                            1,174
   Issuance of note payable
     as evidence of severance
     obligation                               1,245
   Issuance of stock to
     consultants                      26         26        26
   Equipment purchased under
     capital leases                              25       406
   Common stock issued in
     settlement of
     shareholder litigation                             2,800
   Common stock issued for
     contingency payments in
     acquisitions                                         169
   Issuance of stock as
     settlement of previously
     recorded liabilities                                 181
   Cancellation of shares in
     repayment of shareholder
     loans                                                550
   Change in unrealized gain
     (loss) on securities
     available for sale               (9)        10      (187)
---------------------------------------------------------------


17.   PREFERRED STOCK.

In 1997, the Company authorized 300,000 shares of nonredeemable no par value Series B Junior Participating Preferred Stock ("Preferred Stock"). These shares are reserved for issuance upon exercise of Preferred Stock Purchase Rights ("Rights"). These Rights were issued in 1997 on each share of common stock. The Rights entitle common shareholders to purchase .01 share of Preferred Stock for $50, following any public announcement that 10% or more of Sulcus' shares have been acquired or is tendered for by a person or group of persons. Series B preferred shares will have annual dividends of $4 per share or 100 times the dividend per common share, and have a liquidation preference of $100 per share or 100 times the payment made per common share. In a business combination, each exercised right will receive common stock of an acquiring company equal to $100. Rights owned by an Acquiring Person will be void. The Rights may be redeemed by the Board of Directors at $.01 per Right. Pursuant to its terms, these rights are not applicable in a business combination which has been approved by the Company's Board of Directors.

18.   ACQUISITIONS

In December 1997, the Company consummated the purchase of Senercomm, Inc. (Senercomm) for approximately $2.2 million. Senercomm designs, manufactures and sells in-room information systems that are used to gather guest data and environmentally control the condition maintained within a hotel room. The purchase price consisted of $500 thousand of Sulcus Common Stock at $2.60 per share, $500 thousand cash paid at the closing, and the balance of $1.2 million payable in three equal annual installments including interest at the rate of 8%. The note is secured by a stock pledge. As part of the purchase price, the Company agreed to pay an amount equal to the excess of $2.809 over the Company's closing share price on the last trading day before December 31, 1998. This amount totaled $155.4 thousand and was paid in February 1999.

The acquisition has been accounted for as a purchase and, accordingly, the balance sheet of Senercomm was included in the consolidated financial statements of the Company at December 31, 1997 and the results of operations of Senercomm will be consolidated with those of the Company beginning January 1, 1998. The purchase price was assigned to identifiable assets of working capital ($188 thousand) and purchased software ($2.0 million).

The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996 assume the Senercomm acquisition occurred as of January 1, 1996.

IN THOUSANDS, EXCEPT PER SHARE            (UNAUDITED)
YEAR ENDED DECEMBER 31                1997             1996
---------------------------------------------------------------
Net sales                           $55,547          $51,848
Net loss                             (2,650)             166
Earnings (loss) per share
   Basic                               (.16)             .01
   Diluted                             (.16)             .01
---------------------------------------------------------------




19.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                    FIRST            SECOND             THIRD            FOURTH
IN THOUSANDS, EXCEPT PER SHARE                                     QUARTER           QUARTER           QUARTER           QUARTER
------------------------------------------------------------------------------------------------------------------------------------
1998
Net revenue                                                         $14,465           $15,709           $14,365           $15,854
Gross profit                                                          8,094             8,355             7,743             8,732
Income (loss) from operations                                           330                60              (432)           (2,359)
Net income (loss)                                                       420               191              (371)           (4,430)
Basic earnings (loss) per share                                         .02               .01              (.02)             (.26)
Diluted earnings (loss) per share                                       .02               .01              (.02)             (.26)

1997
Net revenue                                                          12,623            13,665            14,040            13,494
Gross profit                                                          6,757             7,183             7,354             7,688
Income (loss) from operations                                        (1,965)             (303)             (121)             (521)
Net income (loss)                                                    (1,755)             (115)              225              (365)
Basic earnings (loss) per share                                        (.10)             (.01)              .01              (.02)
Diluted earnings (loss) per share                                      (.10)             (.01)              .01              (.02)
------------------------------------------------------------------------------------------------------------------------------------

The Company's results for the second quarter 1998 include severance obligations of $138 thousand related to former executive officers. The third quarter 1998 results include expenses of $223 thousand associated with a terminated merger agreement. The fourth quarter results were impacted by the discontinuation of the development of the wINNfinity product ($1.9 million), the write off of certain goodwill ($342 thousand) and the provision for income taxes ($2.1 million) reflecting the increase in the Company's deferred tax asset valuation allowance.

The Company's results for the first quarter 1997 include a charge of $1,538 thousand, which relates to severance costs for the Company's former chairman and its former president and $250 thousand litigation settlement. In the third quarter 1997, results included a gain on disposal of a subsidiary of $188 thousand and gains from the sales of marketable securities of $44 thousand.

20.   SEGMENTS AND RELATED INFORMATION

In 1998, the Company adopted SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 established standards for disclosure of operating segments under the "management approach." For purposes of this standard, the Company's operating segments are; (i) Lodging & Hospitality, (ii) Restaurant (which includes its Canadian operations); and
(iii) Foreign (other than Canada). Corporate and other activities include general corporate expenses, interest and dividend income and interest expense, certain other unallocated charges and operations that are not part of other segments. The Company evaluates its business segments' operating results based on income from operations. The following table sets forth financial information by reportable segment.

Segment financial information for 1998 is as follows:


                                                             LODGING &                                   CORPORATE
IN THOUSANDS                                                HOSPITALITY     RESTAURANT       FOREIGN     AND OTHER     CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                    $18,847        $24,297        $17,249                       $60,393
Gross profit                                                    10,324         13,748          8,852                        32,924
   Gross margin                                                   54.8%          56.6%          51.3%                         54.5%

Selling, general and administrative                              9,286         11,179          8,595           $167         29,227
Research and development                                         2,172          1,370            181                         3,723
Capitalization of software development costs                    (1,051)          (686)                                      (1,737)
                                                            ------------------------------------------------------------------------
   Net research and development                                  1,121            684            181                         1,986
Depreciation and amortization                                      477            355            646            364          1,842
Impaired asset charge                                            2,123                           147                         2,270
                                                            ------------------------------------------------------------------------
  Total operating expenses                                      13,007         12,218          9,569            531         35,325
                                                            ------------------------------------------------------------------------
     Income (loss) from operations                             $(2,683)       $ 1,530         $ (717)        $ (531)       $(2,401)
                                                            ------------------------------------------------------------------------
                                                            ------------------------------------------------------------------------

Total assets                                                   $13,214        $11,045         $7,941         $7,053        $39,253
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The Lodging and Hospitality segment was impacted by the discontinuation of the development of the wINNfinity product ($1.9 million) and the write off of certain goodwill ($195 thousand). The results in the foreign segment include a write off of goodwill of $147 thousand. The Corporate segment results include severance obligations of $138 thousand related to former executive officers and expense of $223 thousand associated with a terminated merger agreement.

Segment financial information for 1997 is as follows:


                                                             LODGING &                                   CORPORATE
IN THOUSANDS                                                HOSPITALITY     RESTAURANT       FOREIGN     AND OTHER     CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                    $12,282        $23,408        $16,754         $1,378        $53,822
Gross profit                                                     6,491         13,818          8,238            435         28,982
   Gross margin                                                   52.9%          59.0%          49.2%          31.5%          53.8%

Selling, general and administrative                              7,188         11,877          7,714          1,661         28,440
Research and development                                         1,968          1,016             57             28          3,069
Capitalization of software development costs                      (949)          (619)                                      (1,568)
                                                            ------------------------------------------------------------------------
   Net research and development                                  1,019            397             57             28          1,501
Depreciation and amortization                                      403            337            608            353          1,701
Provision for litigation settlement                                                                             250            250
                                                            ------------------------------------------------------------------------
  Total operating expenses                                       8,610         12,611          8,379          2,292         31,892
                                                            ------------------------------------------------------------------------
     Income (loss) from operations                             $(2,119)       $ 1,207        $  (141)       $(1,857)       $(2,910)
                                                            ------------------------------------------------------------------------
                                                            ------------------------------------------------------------------------
  Total assets                                                 $13,093        $11,700        $ 7,805        $ 9,608        $42,206
                                                            ------------------------------------------------------------------------
                                                            ------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The Corporate segment includes $1,538 thousand of expenses for the severance obligations to the Company's former chairman and its former president.

Segment financial information for 1996 is as follows:

                                                             LODGING &                                   CORPORATE
IN THOUSANDS                                                HOSPITALITY     RESTAURANT       FOREIGN     AND OTHER     CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                     $9,525        $25,137        $13,246         $2,897        $50,805
Gross profit                                                     5,826         13,583          7,053            988         27,451
   Gross margin                                                   61.2%          54.0%          53.3%          34.1%          54.0%

Selling, general and administrative                              5,923          9,215          7,415          1,294         23,847
Research and development                                         1,560            727            136             77          2,499
Capitalization of software development costs                      (594)          (497)                          (11)        (1,101)
                                                            ------------------------------------------------------------------------
   Net research and development                                    966            230            136             66          1,398
Depreciation and amortization                                      399            399            556            234          1,589
                                                            ------------------------------------------------------------------------
  Total operating expenses                                       7,288          9,844          8,107          1,594         26,834
                                                            ------------------------------------------------------------------------
     Income (loss) from operations                             $(1,462)        $3,739        $(1,054)         $(606)          $617
-----------------------------------------------------------------------------------------------------------------------------------




GEOGRAPHIC INFORMATION Operations are conducted worldwide through separate geographic area organizations which represent major markets or combinations of related markets. Financial information by geographic area was as follows:



                                    YEAR ENDED DECEMBER 31
                             -----------------------------------
DOLLARS IN THOUSANDS            1998        1997        1996
----------------------------------------------------------------
Net revenues
   Domestic                    $37,106     $31,291     $32,328
   Pacific Rim                  11,273      11,689       8,032
   Canada                        6,039       5,777       5,232
   Europe                        5,975       5,065       5,213
                             -----------------------------------
     Consolidated              $60,393     $53,822     $50,805
----------------------------------------------------------------



                                   YEAR ENDED DECEMBER 31
                             -----------------------------------
DOLLARS IN THOUSANDS            1998        1997         1996
----------------------------------------------------------------
Income (loss) before
 income taxes:
   Domestic                   $(1,462)    $ (1,622)     $2,190
   Canada                          80          181         234
   Pacific Region                (584)         (44)       (508)
   Europe                        (123)        (525)       (521)
                             -----------------------------------
     Consolidated             $(2,089)     $(2,010)     $1,395
----------------------------------------------------------------


                                              DECEMBER 31
                                            1998        1997
----------------------------------------------------------------
Identifiable assets
   Domestic                               $28,794     $31,831
   Pacific Rim                              4,639       4,492
   Canada                                   2,518       2,570
   Europe                                   3,302       3,313
                                         -----------------------
     Consolidated                         $39,253     $42,206
----------------------------------------------------------------

The 1998 Domestic segments net income includes charges for the discontinuation of the development of the wINNfinity product ($1.9 million), the write off of certain goodwill ($195 thousand), severance obligations ($138 thousand) and terminated merger agreement expenses ($223 thousand).

The 1997 domestic segmental net income (loss) includes the costs of the severance obligations to the Company's former chairman and the Company's former president of $1,538 thousand and $250 thousand for settlement of certain litigation.

Other than short-term investments in marketable securities, which are generally available for working capital, there are no significant nonoperating corporate assets.

Sales between geographic areas and export sales are not materials.

Identifiable assets by geographic area exclude intercompany loans, advances and investments in affiliates. Intercompany trade receivables have been eliminated.

21.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimates of fair value are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of the amounts the Company might realize in actual market transactions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash approximates their fair value. Cash equivalents such as commercial paper are valued at quoted market value.

SHORT-TERM INVESTMENTS: Short-term investments consist of stocks, mutual funds and debt securities. Fair values are based on quoted market prices.

SHORT- AND LONG-TERM DEBT: The carrying amount of the Company's borrowings under margin accounts and floating rate debt approximates its fair value. Long-term fixed rate debt is not material.

At December 31, 1998 and 1997, the carrying amounts of all financial instruments approximate their fair values.

ELTRAX SYSTEMS, INC., SULCUS HOSPITALITY TECHNOLOGIES CORP.
PRO FORMA FINANCIAL INFORMATION-NARRATIVE OVERVIEW
(UNAUDITED)

The following unaudited pro forma condensed combined balance sheet as of December 31, 1998 and condensed combined statements of operations for the years ended December 31, 1998, 1997 and 1996, combine the historical balance sheets and statements of operations of Sulcus Hospitality Technologies Corp. ("Sulcus") and the historical balance sheet and statements of operations of Eltrax Systems, Inc. ("Eltrax") (collectively the "Entities"). The unaudited pro forma balance sheet as of December 31, 1998 assumes the Entities are combined at that date. The unaudited pro forma statements of operations for the years ended December 31, 1998, 1997 and 1996, assume the Entities were combined effective at the beginning of each fiscal period.

The unaudited pro forma combined financial statements give effect to (i) the acquisition of the Sulcus Group (ii) the issuance of 9,275,224 common shares of Eltrax common stock in connection with the acquisition and (iii) other adjustments as described in the accompanying notes.

The unaudited pro forma combined financial statements are not necessarily indicative of the financial position or results of operations of Eltrax as they may be in the future or as they might have been for the periods presented had the entities actually been combined effective at the beginning of each fiscal period or as of the dates of the unaudited pro forma balance sheets. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements Eltrax, as filed on Form 10-K for the year ended December 31, 1998 and the historical financial statements of Sulcus, including the notes to such financial statements as set forth elsewhere in this Form 8-K. The pro forma adjustments are based upon available information and upon certain assumptions that Eltrax management believes are reasonable under the circumstances.

                              ELTRAX SYSTEMS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (In thousands)





                                                                                  Sulcus           Eltrax
                                                     Eltrax          Sulcus      Pro Forma       Pro Forma
                                                  Historical(1)  Historical(2)  Adjustments       Combined
                                                  -------------  -------------  -----------       --------
ASSETS:
Current assets:
       Cash and cash equivalents                    $     11      $  7,197      $ (1,500)(3)     $  5,708
       Accounts receivable, net                        8,161        14,163          --             22,324
       Inventories                                     1,764         3,296          --              5,060
       Other current assets                              905         2,035          --              2,940
                                                 -----------    ----------     ----------       ----------
         Total current assets                         10,841        26,691        (1,500)          36,032

Property and equipment, net                            1,551         2,066          --              3,617
Purchased and capitalized software, net                3,733         4,050          --              7,783
Intangibles, net                                      13,614         5,292          --             18,906
Other noncurrent assets                                 --           1,154          --              1,154
                                                 -----------    ----------     ----------       ----------
                                                   $ 29,739       $ 39,253      $ (1,500)        $ 67,492
                                                 -----------    ----------     ----------       ----------
                                                 -----------    ----------     ----------       ----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
       Short-term borrowings                        $  2,024      $  1,974      $   --           $  3,998
       Accounts payable                                3,389         3,056          --              6,445
       Accrued expenses                                2,582         3,209          --              5,791
       Unearned revenue                                2,874         8,171          --             11,045
       Current portion of long-term obligations        1,636         1,145          --              2,781
                                                 -----------    ----------     ----------       ----------
         Total current liabilities                    12,505        17,555          --             30,060
Long-term obligations                                  2,665           717          --              3,382
                                                 -----------    ----------     ----------       ----------
         Total liabilities                            15,170        18,272          --             33,442

Shareholders' equity:
       Common stock                                      130        41,462            94              224
                                                                                 (41,462)
       Additional paid-in capital                     34,311          --          41,368           75,679
       Accumulated deficit                           (19,872)      (19,553)       (1,500) (3)     (40,925)
       Treasury stock                                   --            (387)         --               (387)
       Other                                            --            (541)         --               (541)
                                                 -----------    ----------     ----------       ----------
         Total shareholders' equity                   14,569        20,981        (1,500)          34,050
                                                 -----------    ----------     ----------       ----------
                                                    $ 29,739      $ 39,253      $ (1,500)        $ 67,492
                                                 -----------    ----------     ----------       ----------
                                                 -----------    ----------     ----------       ----------



See accompanying notes to unaudited pro forma condensed combined financial statements.

                              ELTRAX SYSTEMS, INC.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

A. CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 1998

     1. Represents the historical balance sheet of Eltrax as derived from the audited financial statements filed on Form 10-K for the period ended December 31, 1998.


     2. Represents the historical balance sheet of Sulcus as derived from audited financial statements included with this Form 8-K.

     3. Represents the estimated fees and expenses to be incurred to complete the Merger.

     4. Represents the issuance of 9,275,224 shares of Eltrax common stock issued in connection with the Merger of Sulcus. As of December 31, 1998 Sulcus had 16,864,044 shares outstanding multiplied by the exchange ratio of 0.55 shares of Eltrax common stock for every share of Sulcus common stock. This entry also eliminates the Sulcus common stock acquired by Eltrax.

     5. We estimate that costs of approximately $3,000,000 will be incurred for integration-related expenses, including the elimination of duplicate facilities, organizational realignment and related network force reductions of approximately 30 positions. The Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the impact of these charges as the estimates are preliminary and subject to change. We estimate that $2,500,000 of these costs are expected to be charged to operations in the quarter in which the Merger occurs, and the remaining costs will be charged as incurred. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any synergies expected to be realized after the Merger.

                              ELTRAX SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (In thousands, except per share data)

                                                                        Eltrax
                                           Eltrax        Sulcus        Pro Forma
                                       Historical(1)  Historical(2)    Combined

Revenue                                   $  50,663      $  60,393      $ 111,056

Cost of revenue                              37,745         27,469         65,214
                                         -----------    ----------     ----------
Gross profit                                 12,918         32,924         45,842

Operating expenses:
  Selling, general and administrative        13,508         29,227         42,735
  Research and development                      335          1,986          2,321
  Depreciation and amortization               1,288          1,842          3,130
  Impaired asset charge                        --            2,270          2,270
                                         -----------    ----------     ----------
  Total operating expenses                   15,131         35,325         50,456
                                         -----------    ----------     ----------
  Operating loss                             (2,213)        (2,401)        (4,614)

Dividend and interest income                     37            517            554
Interest expense                               (346)          (205)          (551)
                                         -----------    ----------     ----------
  Loss before income taxes                   (2,522)        (2,089)        (4,611)

Income tax expense                             --            2,101          2,101
                                         -----------    ----------     ----------
  Net loss                                $  (2,522)     $  (4,190)     $  (6,712)
                                         -----------    ----------     ----------
                                         -----------    ----------     ----------

Net loss per common share and
  common share equivalents-basic                                           $(0.31)
                                                                       ----------
                                                                       ----------

Weighted average shares outstanding-basic (3)                              21,355
                                                                       ----------
                                                                       ----------


See accompanying notes to unaudited pro forma condensed combined financial statements.

B. CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
1998

     1. Represents the historical consolidated statement of operations of Eltrax as derived from the audited financial statements filed on Form 10-K for the period ended December 31, 1998.

     2. Represents the historical consolidated statement of operations of Sulcus as derived from audited financial statements included with this Form 8-K.

     3. Represents the combination of the Eltrax weighted average shares outstanding as filed on Form 10-K for the year ended December 31, 1998 with the Sulcus weighted average shares as filed with this 8-K for the year ended December 31, 1998 converted to shares of Eltrax common stock using the 0.55 exchange ratio. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive.

ELTRAX SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
(In thousands, except per share data)





                                                                           Eltrax
                                           Eltrax            Sulcus      Pro Forma
                                         Historical(1)    Historical(2)  Combined
                                         -------------    -------------  --------

Revenue                                   $  49,934      $  53,822      $ 103,756

Cost of revenue                              41,329         24,840         66,169
                                         ----------      ---------       --------
Gross profit                                  8,605         28,982         37,587

Operating expenses:

  Selling, general and administrative        12,075         28,502         40,577
  Research and development                     --            1,501          1,501
  Depreciation and amortization                 588          1,701          2,289
  Goodwill adjustments                        5,714           --            5,714
                                         ----------      ---------       --------
  Total operating expenses                   18,377         31,704         50,081
                                         ----------      ---------       --------
  Operating loss                             (9,772)        (2,722)       (12,494)

Dividend and interest income                     93          1,080          1,173
Interest expense                               (337)          (368)          (705)
                                         ----------      ---------       --------
  Loss before income taxes                  (10,016)        (2,010)       (12,026)

Income tax expense                            1,316           --            1,316
                                         ----------      ---------       --------
  Net loss                                $ (11,332)     $  (2,010)     $ (13,342)
                                         ----------      ---------       --------
                                         ----------      ---------       --------
Net loss per common share and
  common share equivalents-basic                                          $(0.75)
                                                                        ---------
                                                                        ---------
Weighted average shares outstanding-basic (3)                             17,742
                                                                        ---------
                                                                        ---------



See accompanying notes to unaudited pro forma condensed combined financial statements.

C.   CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
     1997

     1. Represents the historical consolidated statement of operations of Eltrax as derived from the audited financial statements filed on Form 10-KSB for the year ended December 31, 1997.


     2. Represents the historical consolidated statement of operations of Sulcus as derived from audited financial statements included with this Form 8-K.

     3. Represents the combination of the Eltrax weighted average shares outstanding as filed on Form 10-KSB for the period ended December 31, 1997 with the Sulcus weighted average shares as filed on Form 10-K/A for the period ended December 31, 1997 converted to shares of Eltrax common stock using the 0.55 exchange ratio. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive.

                              ELTRAX SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  ELTRAX          ELTRAX                                  ELTRAX
                                                                NINE MONTHS    THREE MONTHS    ELTRAX       SULCUS      PRO FORMA
                                                               HISTORICAL(1)   HISTORICAL(2)  ADJUSTED   HISTORICAL(3)   COMBINED

Revenue                                                            $ 29,731      $  4,918     $ 34,649      $ 50,805      $ 85,454
Cost of revenue                                                      24,710         3,926       28,636        23,354        51,990
                                                                  ---------      --------    ---------    ----------    -----------
Gross Profit                                                          5,021           992        6,013        27,451        33,464
Operating expenses:
  Selling, general and administrative                                 5,634           880        6,514        23,847        30,361
  Research and development                                             --            --           --           1,398         1,398
  Depreciation and amortization                                         241            32          273         1,589         1,862
                                                                  ---------      --------    ---------    ----------    -----------
  Total operating expenses                                            5,875           912        6,787        26,834        33,621
                                                                  ---------      --------    ---------    ----------    -----------
  Operating income (loss)                                              (854)           80         (774)          617          (157)

Dividend and interest income                                           --              19           19         1,349         1,368
Interest expense                                                         (5)         --             (5)         (571)         (576)
                                                                  ---------      --------    ---------    ----------    -----------
  Net income (loss) from continuing operations                     $   (859)     $     99     $   (760)     $  1,395      $    635
                                                                  ---------      --------    ---------    ----------    -----------
                                                                  ---------      --------    ---------    ----------    -----------
Net income from continuing operations per common share and
  common share equivalents :
      Basic                                                                                                               $   0.04
                                                                                                                        -----------
                                                                                                                        -----------
      Diluted                                                                                                             $   0.04
                                                                                                                        -----------
                                                                                                                        -----------
Weighted average shares outstanding (4):
      Basic                                                                                                                 15,919
                                                                                                                        -----------
                                                                                                                        -----------
      Diluted                                                                                                               16,907
                                                                                                                        -----------
                                                                                                                        -----------



See accompanying notes to unaudited pro forma condensed combined financial statements

D.   CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
     1996

     1. Represents the historical consolidated statement of operations of Eltrax as derived from the audited financial statements for the nine-month transition period ended December 31, 1996 as filed on Form 10-KSB for the fiscal year ended December 31, 1997. In 1996, Eltrax changed the Company's year end from March 31, to December 31, which resulted in the nine-month transition period.

     2. Represents the unaudited historical consolidated statement of operations of Eltrax for the quarter ended March 31, 1996.

     3. Represents the historical consolidated statement of operations of Sulcus as derived from audited financial statements included with this Form 8-K.

     4. Represents the unaudited weighted share average of Eltrax at December 31, 1996 combined with the Sulcus weighted average shares as filed on Form 10-K for the period ended December 31, 1996 converted to shares of Eltrax common stock using the 0.55 exchange ratio.